Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
EDO Corporation

We consent to incorporation by reference in this registration statement on Form S-8 of EDO Corporation of our report dated February 12, 1999, relating to the consolidated balance sheets of EDO Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of EDO Corporation, which is incorporated by reference herein.

KPMG LLP
/s/ KPMG LLP

Melville, New York
May 6, 1999